Exhibit 99.1

PSB Holdings, Inc. announces June 2014 quarterly earnings

of $.85 per share on net income of $1.40 million

Wausau, WI. – July 25, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) reported June 2014 quarterly earnings of $.85 per share on net income of $1,403,000 compared to earnings of $.95 per share on net income of $1,561,000 during the June 2013 quarter. Earnings during the six months ended June 30, were $1.72 per share on net income of $2,853,000 during 2014 compared to $1.92 per share on net income of $3,170,000 during 2013.

Earnings during 2014 were reduced $225,000 after tax benefits by merger and conversion costs related to PSB’s purchase of the Northwoods National Bank Rhinelander, Wisconsin branch of The Baraboo National Bank. In addition, earnings during March 2013 increased $73,000 from tax savings related to the 2012 purchase of Marathon State Bank. Excluding these merger related non-recurring items, June 2014 quarterly pro-forma net income would have been $.93 per share on net income of $1,550,000 compared to June 2013 quarterly net income of $.95 per share on net income of $1,561,000. Proforma net income during the six months ended June 30, 2014 would have been $1.86 per share on net income of $3,078,000 compared to pro-forma net income of $1.87 per share on net income of $3,097,000 during 2013. Compared to the prior year, a $471,000 decline in 2014 credit costs, down 57%, has offset a $364,000 decline in mortgage banking revenue, down 38%, resulting in similar net income during the six months ended June 30, 2014 and 2013 on a pro-forma basis.

Peter W. Knitt, President and CEO of PSB noted, “Loan growth returned during the June 2014 quarter, up $34 million, including $21 million in loans purchased with the Northwoods branch, recovering from the $22 million loan decline seen during the March 2014 quarter. New loan opportunities are picking up modestly and we expect both loans and net income to increase during the coming quarter after completing the integration of the new Northwoods Rhinelander, Wisconsin branch.”

Financial Highlights:

❖	Quarterly pro-forma earnings before non-recurring merger and conversion costs of $.93 per share in June 2014 compared to $.95 per share during June 2013. Year to date, pro-forma earnings were $1.86 during 2014 compared to $1.87 during 2013.

❖	Return on average stockholders’ equity before non-recurring merger and conversion costs was 10.46% and 10.94% during the quarters ended June 30, 2014 and 2013, respectively. PSB was recognized for the fifth consecutive year by American Banker Magazine as one of the Top 200 Community Banks in the United States during 2013 based on 3-year average return on equity.

❖	PSB recently declared a regular semi-annual cash dividend of $.40 per share payable July 31, 2014, continuing 21 consecutive years of increased dividends per share.

❖	PSB purchased the Northwoods National Bank Rhinelander branch of The Baraboo National Bank in April 2014, adding $21 million in performing loans and $41 million in deposits, bringing PSB to the second highest deposit market share in Oneida County, Wisconsin. Total PSB assets grew $15 million during the six months ended June 30, 2014, reaching $727 million at June 30, 2014.

Balance Sheet Highlights

Total assets were $726.5 million at June 30, 2014 compared to $711.5 million at December 31, 2013, up $15.0 million, or 2.1%, due to an increase in net loans receivable of $11.9 million, up 2.3%. The loan increase included $21.5 million of purchased Northwoods branch loans held at June 30, 2014, offset by a $9.6 million decline in existing market loans year to date. The organic loan decline was led by an $8.3 million payoff from a multi-family housing developer who refinanced into permanent low fixed rate financing but who continues to maintain lending relationships with PSB. In addition, an $11.0 million increase in investment securities was funded by a $10.6 million decline in cash and cash equivalents during the six months ended June 30, 2014.

Total local deposits increased $22.9 million year to date due to $38.0 million in purchased Northwoods branch deposits retained at June 30, 2014 with other existing market deposits declining $15.1 million, or 2.9% since January 1, 2014, including a $12.4 million decline in seasonal government tax deposits. In addition to funding loan growth, the increase in total deposits was used to repay $12.1 million of wholesale funding year to date. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $96.8 million (13.3% of total assets) at June 30, 2014 compared to $108.9 million (15.3% of total assets) at December 31, 2013.

During the upcoming September 2014 quarter, total loans are expected to increase modestly from growth in residential mortgage loans retained on the balance sheet in addition to commercial related loan growth. Loan growth is expected to be funded by a mix of new wholesale funding, local certificate of deposit growth, and existing cash and cash equivalents.

Asset Quality, Credit Costs, and Allowance for Loan Losses Highlights

Total nonperforming assets increased $1,849,000, or 17.9%, during the quarter ended June 2014 to $12,172,000, compared to $10,323,000 at March 31, 2014 and $10,389,000 at December 31, 2013. The increase was due to placing a $1,075,000 single family jumbo residential mortgage and a $959,000 commercial loan onto nonaccrual status during the June 2014 quarter. Recognition of the two problem loans also increased allowance for loan loss needs by $547,000 during the June 2014 quarter. Offsetting these significant new problem loans was continued improvement in general loan quality, allowing a portion of the existing allowance for loan losses to be recaptured, offsetting the negative impact of new reserves recognized on the two problem loans. Year to date, total net charge-offs were $134,000 (.05% of average loans) during the six months ended June 30, 2014, compared to $466,000 (.19% of average loans) during the prior year period, a reduction of 71%.

A reduction in total credit costs, including the provision for loan losses and loss on foreclosed assets, has been an important sustainer of income during 2014 offsetting significant declines in mortgage banking revenue. Total credit costs were $178,000 and $496,000 during the quarters ended June 30, 2014 and 2013, respectively, a reduction of $318,000, or 64.1% during 2014. Likewise, total credit costs were $354,000 and $825,000 during the six months ended June 30, 2014 and 2013, respectively, a reduction of $471,000, or 57.1%. At June 30, 2014, the allowance for loan losses was $6,929,000, or 1.31% of total loans (64% of nonperforming loans), compared to $6,783,000, or 1.31% of total loans (79% of nonperforming loans) at December 31, 2013.

Nonperforming assets aggregating to $500,000 or more, measured by gross principal outstanding per credit relationship, included five relationships at June 30, 2014 totaling $4,077,000, compared to three relationships at December 31, 2013 totaling $2,031,000. Specific reserves maintained on these large problem loans were $1,510,000 at June 30, 2014 and $462,000 at December 31, 2013. During the September 2014 quarter, PSB nonperforming loans may increase $2.8 million from the addition of a municipal tax financing district development loan upon restructuring of the debt issue. At June 30, 2014, PSB classified this municipal loan as an impaired but performing loan and maintained no specific reserves applicable to this credit.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31
(dollars in thousands)	2014	2013	2013

Nonaccrual loans (excluding restructured loans)	$4,689	$5,504	$3,704
Nonaccrual restructured loans	4,943	1,503	3,636
Restructured loans not on nonaccrual	1,274	2,707	1,299
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	10,906	9,714	8,639
Foreclosed assets	1,266	1,336	1,750

Total nonperforming assets	$12,172	$11,050	$10,389

Nonperforming loans as a % of gross loans	2.06%	1.89%	1.67%
Total nonperforming assets as a % of total assets	1.68%	1.59%	1.46%
Allowance for loan losses as a % of nonperforming loans	63.53%	78.65%	78.52%

Capital and Liquidity Highlights

During the six months ended June 30, 2014, stockholders’ equity increased $2,528,000 primarily from $2,187,000 of retained net income during the period after declaration of $666,000 in shareholder dividends. No shares of common stock were repurchased during the year to date period, while 10,030 shares of stock were repurchased on the open market at an average price of $26.78 per share during the six months ended June 30, 2013. PSB recently announced a quarterly stock buyback plan during the September 2014 quarter in which it would purchase up to 10,000 shares on the open market at prevailing prices as opportunities arise.

Tangible net book value increased to $35.56 per share at June 30, 2014, compared to $34.36 per share at December 31, 2013, an increase of 3.5%. PSB’s stockholders’ equity to assets ratio increased to 8.16% at June 30, 2014 compared to 7.98% at December 31, 2013 due to increased retained earnings with modest asset growth since the beginning of 2014. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at June 30, 2014.

New regulatory capital rules applicable to all banks become effective for PSB beginning January 1, 2015. The new rules expand the number of capital measurements and new minimum ratios over which a bank may pay dividends, repurchase common stock, or pay certain executive compensation. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock solely to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At June 30, 2014, unused and available wholesale funding was approximately $323 million, or 45% of total assets, compared to $297 million, or 42% of total assets at December 31, 2013. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.

Net Interest Income and Margin Highlights

Tax adjusted net interest income totaled $5,680,000 (on net margin of 3.34%) during the June 30, 2014 quarter compared to $5,408,000 (3.31%) in the March 2014 quarter and $5,560,000 (3.41%) in the June 2013 quarter. During the six months ended June 30, tax adjusted net interest income totaled $11,088,000 (on net margin of 3.33%) during 2014 and $11,005,000 (3.39%) during 2013. Net margin has declined from the prior year as loan yields have declined faster than funding costs. However, average earning assets increased 2.6% during the six months ended June 30, 2014 compared to the comparable prior year period. Therefore, net interest income increased $642,000 from higher asset volume, offsetting the $559,000 reduction to net interest income from the .06% decline in net margin.

Looking ahead, net margin is likely to remain under pressure from falling loan yields while non-maturity deposit funding costs remain at functional interest rate floors. However, certificate of deposit and FHLB advance funding costs are expected to continue their decline, resulting in quarterly tax adjusted net interest margin similar to that seen during the six months ended June 30, 2014. Stable net interest margin combined with continued average loan growth is expected to increase net interest income during the coming quarter.

Noninterest and Fee Income Highlights

Total noninterest income for the quarter ended June 30, 2014 was $1,369,000, compared to $1,523,000 earned during the June 2013 quarter, a decrease of $154,000, or 10.1%, as residential mortgage banking declined $284,000, or 50.9%. Mortgage banking includes the gain on sale of residential mortgage loans to secondary market investors as well as the net loan servicing income associated with those loans. Offsetting the mortgage banking decline were higher investment and insurance sales commissions, up $45,000, and higher debit and credit card interchange income, up $63,000. During December 2013, PSB sold its credit card loan principal portfolio in exchange for greater interchange fee income on those retained credit card customers, accounting for 44% of the increased interchange income during the June 2014 quarter. Prior to the sale of the credit card portfolio, card income was categorized as loan interest income. All other changes increased noninterest income by $22,000 compared to the prior year quarter.

Total noninterest income for the six months ended June 30, 2014 was $2,689,000 compared to $2,938,000 during the comparable prior year period, down $249,000, or 8.5%. Mortgage banking led the decline, down $364,000, or 38.2%. Offsetting the mortgage banking decline was $104,000 of higher debit and credit card interchange income. Increased credit card interchange income accounted for 53% of the total increase in interchange income. All other changes increased year to date noninterest income by $11,000 compared to the prior year.

Gain on sale of mortgage loans has led the decline in mortgage banking revenue on significantly lower residential loan refinance activity due to an increase in long term interest rates in response to expected actions by the Federal Reserve. September 2014 quarterly mortgage banking revenue is expected to continue the pace seen year to date through June 2014 and will result in lower mortgage banking income throughout 2014 compared to 2013. Total mortgage banking income during all of 2014 is expected to decline 25% to 30% of that seen during the year ended December 31, 2013 and could cause total noninterest income to decline during 2014 compared to that seen during 2013.

Operating Expense Highlights

Noninterest expenses totaled $4,666,000 during the June 2014 quarter compared to $4,216,000 during the June 2013 quarter. The June 2014 quarter included $243,000 of nonrecurring Northwoods Rhinelander merger and conversion costs. If these costs were excluded, noninterest expense during the June 2014 quarter would have been $4,423,000 compared to $4,216,000 in June 2013, an increase of $207,000, or 4.9%. Approximately $89,000 of the increase was due to Northwoods branch direct operating costs since the acquisition, including $23,000 in core deposit intangible asset amortization. Excluding $119,000 in merger data conversion costs, total data processing and other office operations expense was $496,000 during the June 2014 quarter compared to $477,000 during June 2013 quarter, an increase of $19,000, or 4.0%, primarily from monthly data service bureau costs not specifically allocated to the Northwoods Rhinelander branch. All other operating costs increased $99,000, including $88,000 in increased fraudulent debit card and check losses.

During the six months ended June 30, 2014, noninterest expense totaled $8,955,000 compared to $8,298,000 during the prior year period. However, the year to date period included $371,000 of nonrecurring Northwoods Rhinelander merger and conversion costs. If these costs were excluded, noninterest expense during the six months ended June 30, 2014 would have been $8,584,000 compared to $8,298,000 during 2013, an increase of $286,000, or 3.4%. As noted previously, approximately $108,000 of the increase was from recurring direct Northwoods branch operating costs following the acquisition plus $79,000 of increased fraudulent debit card and check losses compared to the six months ended June 30, 2013. All other increases totaled $99,000, led by a $68,000 increase in FDIC insurance premiums from impacts of the large September 2013 loan charge-off associated with a customer fraud which increased deposit insurance premiums.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in noninterest income and expenses, proforma impacts to income from nonrecurring or unusual income and expense items, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2013. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is a community bank headquartered in Wausau, Wisconsin, serving north central Wisconsin from nine full service banking locations in Marathon, Oneida, and Vilas counties. Peoples also provides investment and insurance products, along with retirement planning services, through Peoples Wealth Management, a division of Peoples. PSB Holdings, Inc. is publicly owned and traded under the stock symbol PSBQ on the OTC Markets Exchange. More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.

# # #

PSB Holdings, Inc.

Quarterly Financial Summary

(dollars in thousands, except per share data)

	Quarter ended - Unaudited
	June 30,	March 31,	December 31,	September 30,	June 30,
Earnings and dividends:	2014	2014	2013	2013	2013

Net income	$1,403	$1,450	$1,561	$13	$1,561
Basic earnings per share(3)	$0.85	$0.87	$0.95	$0.01	$0.95
Diluted earnings per share(3)	$0.85	$0.87	$0.95	$0.01	$0.95
Dividends declared per share(3)	$0.40	$—	$0.39	$—	$0.39
Tangible net book value per share(4)	$35.56	$35.15	$34.36	$33.92	$34.04
Semi-annual dividend payout ratio	23.34%	n/a	40.91%	n/a	20.32%
Average common shares outstanding	1,658,157	1,658,017	1,651,518	1,651,518	1,651,664

Balance sheet - average balances:

Loans receivable, net of allowances	$513,163	$498,957	$507,898	$510,937	$499,425
Total assets	$716,152	$698,127	$704,559	$695,344	$688,353
Deposits	$592,377	$567,500	$557,639	$537,836	$525,158
Stockholders' equity	$59,424	$57,710	$57,243	$56,907	$57,223

Performance ratios:

Return on average assets(1)	0.79%	0.84%	0.88%	0.01%	0.91%
Return on average stockholders' equity(1)	9.47%	10.19%	10.82%	0.09%	10.94%
Average tangible stockholders' equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.24%	8.22%	8.07%	8.09%	8.18%
Net loan charge-offs to average loans(1)	0.07%	0.03%	0.27%	2.97%	0.12%
Nonperforming loans to gross loans	2.06%	1.75%	1.67%	1.66%	1.89%
Allowance for loan losses to gross loans	1.31%	1.39%	1.31%	1.36%	1.49%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	18.96%	16.27%	16.80%	16.73%	17.75%
Net interest rate margin(1)(2)	3.34%	3.31%	3.32%	3.40%	3.41%
Net interest rate spread(1)(2)	3.19%	3.15%	3.14%	3.23%	3.24%
Service fee revenue as a percent of
average demand deposits(1)	1.83%	1.68%	1.76%	2.01%	2.02%
Noninterest income as a percent
of gross revenue	17.14%	17.09%	15.92%	17.22%	18.54%
Efficiency ratio(2)	66.19%	63.75%	63.87%	53.94%	59.52%
Noninterest expenses to average assets(1)	2.61%	2.49%	2.47%	2.18%	2.46%

Stock price information:

High	$33.85	$34.50	$31.25	$31.50	$31.00
Low	$31.75	$30.10	$29.75	$29.40	$27.76
Market value at quarter-end	$32.42	$32.00	$31.25	$29.76	$29.25

(1)Annualized

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3)Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4)Tangible stockholders' equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
(dollars in thousands,	June 30,		June 30,
except per share data - unaudited)	2014	2013	2014	2013

Interest and dividend income:
Loans, including fees	$5,609	$5,781	$11,064	$11,468
Securities:
Taxable	613	516	1,162	1,057
Tax-exempt	374	377	755	750
Other interest and dividends	22	18	42	41

Total interest and dividend income	6,618	6,692	13,023	13,316

Interest expense:
Deposits	717	761	1,429	1,541
FHLB advances	174	324	416	654
Other borrowings	155	168	310	325
Senior subordinated notes	37	37	75	109
Junior subordinated debentures	85	85	169	169

Total interest expense	1,168	1,375	2,399	2,798

Net interest income	5,450	5,317	10,624	10,518
Provision for loan losses	140	352	280	675

Net interest income after provision for loan losses	5,310	4,965	10,344	9,843

Noninterest income:
Service fees	419	387	775	748
Mortgage banking	274	558	590	954
Investment and insurance sales commissions	249	204	493	491
Net gain on sale of securities	—	—	—	12
Increase in cash surrender value of life insurance	100	100	199	198
Other noninterest income	327	274	632	535

Total noninterest income	1,369	1,523	2,689	2,938

Noninterest expense:
Salaries and employee benefits	2,467	2,280	4,793	4,578
Occupancy and facilities	432	419	907	916
Loss on foreclosed assets	38	144	74	150
Data processing and other office operations	615	477	1,229	954
Advertising and promotion	118	76	175	154
FDIC insurance premiums	144	110	279	211
Other noninterest expenses	852	710	1,498	1,335

Total noninterest expense	4,666	4,216	8,955	8,298

Income before provision for income taxes	2,013	2,272	4,078	4,483
Provision for income taxes	610	711	1,225	1,313

Net income	$1,403	$1,561	$2,853	$3,170
Basic earnings per share	$0.85	$0.95	$1.72	$1.92
Diluted earnings per share	$0.85	$0.95	$1.72	$1.92

PSB Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands - unaudited)	2014	2013	2014	2013

Net income	$1,403	$1,561	$2,853	$3,170

Other comprehensive income (loss), net of tax:

Unrealized gain (loss) on securities available for sale	273	(389)	297	(515)

Reclassification adjustment for security gain included in net income	—	—	—	(7)

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(49)	(123)	(102)	(191)

Unrealized gain (loss) on interest rate swap	(29)	77	(37)	84

Reclassification adjustment of interest rate swap settlements
included in earnings	29	29	57	56

Other comprehensive income (loss)	224	(406)	215	(573)

Comprehensive income	$1,627	$1,155	$3,068	$2,597

PSB Holdings, Inc.

Consolidated Balance Sheets

June 30, 2014 unaudited, December 31, 2013 derived from audited financial statements

	June 30,	December 31,
(dollars in thousands, except per share data) - Unaudited	2014	2013
Assets

Cash and due from banks	$18,961	$13,800
Interest-bearing deposits and money market funds	913	977
Federal Funds sold	1,056	16,745

Cash and cash equivalents	20,930	31,522
Securities available for sale (at fair value)	73,903	61,650
Securities held to maturity (fair value of $71,438 and $71,672)	70,338	71,629
Bank certificates of deposit	3,672	2,236
Loans held for sale	—	150
Loans receivable, net of allowance for loan losses	521,824	509,880
Accrued interest receivable	2,072	2,076
Foreclosed assets	1,266	1,750
Premises and equipment, net	11,041	9,669
Mortgage servicing rights, net	1,698	1,696
Federal Home Loan Bank stock (at cost)	2,556	2,556
Cash surrender value of bank-owned life insurance	13,025	12,826
Other assets	4,216	3,901

TOTAL ASSETS	$726,541	$711,541

Liabilities

Non-interest-bearing deposits	$99,816	$102,644
Interest-bearing deposits	498,524	474,870

Total deposits	598,340	577,514

Federal Home Loan Bank advances	27,879	38,049
Other borrowings	22,559	20,441
Senior subordinated notes	4,000	4,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	6,750	7,052

Total liabilities	667,260	654,788

Stockholders' equity

Preferred stock - no par value: Authorized - 30,000 shares	—	—
Common stock - no par value with a stated value of $1 per share:
Authorized - 6,000,000 shares
Issued - 1,830,266 shares; Outstanding - 1,658,157 shares	1,830
Issued - 1,830,266 shares; Outstanding - 1,651,518 shares		1,830
Additional paid-in capital	6,914	6,967
Retained earnings	54,619	52,432
Accumulated other comprehensive income, net of tax	564	349
Treasury stock, at cost - 172,109 and 178,748 shares, respectively	(4,646)	(4,825)

Total stockholders' equity	59,281	56,753

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$726,541	$711,541

PSB Holdings, Inc.

Average Balances ($000s) and Interest Rates

Quarter Ended June 30,

		2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$520,135	$5,646	4.35%	$506,962	$5,830	4.61%
Taxable securities	90,206	613	2.73%	84,150	516	2.46%
Tax-exempt securities(2)	53,696	567	4.24%	53,291	571	4.30%
FHLB stock	2,556	3	0.47%	3,289	3	0.37%
Other	14,512	19	0.53%	6,943	15	0.87%

Total(2)	681,105	6,848	4.03%	654,635	6,935	4.25%

Non-interest-earning assets:
Cash and due from banks	9,199			9,585
Premises and equipment, net	10,720			10,040
Cash surrender value insurance	12,963			12,056
Other assets	9,462			9,574
Allowance for loan losses	(6,972)			(7,537)

Total	$716,477			$688,353

Liabilities and stockholders' equity
Interest-bearing liabilities:
Savings and demand deposits	$179,069	$71	0.16%	$171,306	$92	0.22%
Money market deposits	140,387	87	0.25%	114,855	95	0.33%
Time deposits	180,979	559	1.24%	162,317	574	1.42%
FHLB borrowings	26,129	174	2.67%	64,476	324	2.02%
Other borrowings	20,641	155	3.01%	23,769	168	2.83%
Senior subordinated notes	4,000	37	3.71%	4,000	37	3.71%
Junior subordinated debentures	7,732	85	4.41%	7,732	85	4.41%

Total	558,937	1,168	0.84%	548,455	1,375	1.01%

Non-interest-bearing liabilities:
Demand deposits	91,942			76,680
Other liabilities	6,174			5,995
Stockholders' equity	59,424			57,223

Total	$716,477			$688,353

Net interest income		$5,680			$5,560
Rate spread			3.19%			3.24%
Net yield on interest-earning assets			3.34%			3.41%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.

Average Balances ($000s) and Interest Rates

Six Months Ended June 30,

		2014			2013
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$513,023	$11,139	4.38%	$500,008	$11,569	4.67%
Taxable securities	85,345	1,162	2.75%	87,713	1,057	2.43%
Tax-exempt securities(2)	54,194	1,144	4.26%	52,641	1,136	4.35%
FHLB stock	2,556	6	0.47%	2,984	4	0.27%
Other	16,915	36	0.43%	11,558	37	0.65%

Total(2)	672,033	13,487	4.05%	654,904	13,803	4.25%

Non-interest-earning assets:
Cash and due from banks	9,733			9,758
Premises and equipment, net	10,170			10,123
Cash surrender value insurance	12,913			11,954
Other assets	9,416			9,700
Allowance for loan losses

Total	$707,341			$688,930

Liabilities and stockholders' equity
Interest-bearing liabilities:
Savings and demand deposits	$180,703	$155	0.17%	$176,508	$206	0.24%
Money market deposits	140,777	196	0.28%	118,302	199	0.34%
Time deposits	169,302	1,078	1.28%	161,234	1,136	1.42%
FHLB borrowings	30,271	416	2.77%	58,610	654	2.25%
Other borrowings	20,584	310	3.04%	22,299	325	2.94%
Senior subordinated notes	4,000	75	3.78%	5,000	109	4.40%
Junior subordinated debentures	7,732	169	4.41%	7,732	169	4.41%

Total	553,369	2,399	0.87%	549,685	2,798	1.03%

Non-interest-bearing liabilities:
Demand deposits	89,023			77,051
Other liabilities	6,319			5,850
Stockholders' equity	58,630			56,344

Total	$707,341			$688,930

Net interest income		$11,088			$11,005
Rate spread			3.18%			3.22%
Net yield on interest-earning assets			3.33%			3.39%

(1)Nonaccrual loans are included in the daily average loan balances outstanding.

(2)The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

-11-